                                                                   EXHIBIT 99.10
                         SKY GAMES INTERNATIONAL LTD.
                             1115-595 HOWE STREET
                          VANCOUVER, BRITISH COLUMBIA
                                CANADA V6C 2T5

                                March 17, 1997

Mr. Jay Jacobson
Corporate and Financial Relations
245 East 25th Street
Suite 21K
New York, NY 10010

Dear Jay:

     This letter confirms the terms of the agreement between Sky Games International Ltd. (the "Company") and you regarding the settlement of $109,649.50 payable to you. Such settlement includes the conversion of $75,000 of debt into 22,000 shares of the common stock of the Company, Cdn. $.01 par value ("Common Stock") received as of October 30, 1996, payment of the balance owed and the specifics of such conversion and payment.

     Subject to the terms and conditions set forth below, you agree to accept
(i) 22,000 shares of Common Stock (the "Debt Securities"), (ii) $34,649.50,
(iii) options for the purchase of 20,000 shares of the Common Stock at $3.00 per share (the "Options") and (iv) a warrant for the purchase of 20,000 shares of Common Stock at $3.50 per share (the "Warrant") and in full satisfaction and accord and in consideration for the release of the Company from its obligations with respect to $109,649.50 payable to you.

     In connection with the Debt Securities, you shall have the right (the "Tax Put Right"), exercisable at any time during the 90 day period beginning on April 15, 1997, to sell to the Company all or any portion of 7,700 shares of the Debt Securities, at a price of the greater of $3.41 per share or the closing price on the Nasdaq SmallCap Market on the last trading day prior to the date of exercise of the Tax Put Right; provided, however, notwithstanding any
                               -----------------
implication herein to the contrary, in no event shall the aggregate price of the shares sold to the Company pursuant to the Tax Put Right exceed $26,000.

     Additionally, you shall have the right (the "Lock-in Put Right"), exercisable at any time during the 90 day period beginning on last day of the applicable holding period for release of the Debt Securities under section (d) Rule 144 (or its successors ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Act"), with respect to the Debt Securities, to sell to the Company all or any portion of 14,300 shares of the Debt Securities plus any portion of the 7,700 shares of the Debt Securities not sold to the Company pursuant to the Tax Put Right, at a price of $3.41 per share.

     Each of the Tax Put Right and the Lock-in Put Right may be exercised by giving written notice to the Company at any time during the period during which the applicable right may be exercised. The parties shall close the purchase within thirty (30) business days of receipt of such notice.

     If, at any time, prior to your ability to sell under Rule 144, the Company determines to file with the Securities and Exchange Commission (the "SEC") a registration statement (other than on a Form S-4 or S-8, or their successors), the Company shall notify you in writing of the proposed registration statement. If you request the Company in writing, within ten (10) days of the receipt of such notification

Mr. Jay Jacobson
Corporate and Financial Relations
March __, 1997
Page:2


from the Company, to include in such registration statement any of your Debt Securities, then, subject to the remaining provisions hereof, the Company will use reasonable efforts to include those Debt Securities in the registration statement. Any such request by you shall specify the number of Debt Securities intended to be offered and sold by you, shall express your present intent to offer such Debt Securities for distribution, shall describe the nature or method of the proposed offer and sale thereof and shall contain an undertaking by you to provide all such information and materials and take all such action as may be requested in order to permit the Company to comply with all applicable legal and regulatory requirements and to obtain acceleration of the effective date of such registration statement. The Company, at its sole option, may elect not to proceed with the registration statement which is the subject of such notice.

     The obligation of the Company to use its reasonable efforts to cause the Debt Securities to be registered under the Act is subject to each of the following limitations, conditions and qualifications: (i) the Company shall be entitled to reduce or eliminate entirely your Debt Securities to be included in such registration if, in the good faith judgment of the managing underwriter(s) of such proposed public offering of the Company's securities, inclusion of the Debt Securities would have a material adverse affect on the public offering of securities being sold, (ii) you may not participate in any underwritten registration hereunder unless you (x) agree to sell your Debt Securities on the basis provided in any underwriting arrangements approved by the Company, and (y) accurately complete and execute in a timely manner all questionnaires, powers of attorney, underwriting agreements, holdback agreements and other documents required under the terms of such underwriting arrangements, and the Company may require, as a condition to fulfilling its obligations hereunder, receipt of executed customary indemnification agreements in form satisfactory to the Company from you.

     The Company agrees that it shall deliver to you $34,649.50 in two equal installments of $17,324.75 plus interest accrued from the date of your acceptance of this letter at a rate of .0165 per diem. The first installment shall be paid on or before fifteen (15) days from the date of your acceptance of this letter. The second installment shall be paid on or before forty-five (45) days from the date of your acceptance of this letter.

     The Options shall be issued under the current Stock Program adopted by the shareholders of the Company on August 27, 1996, shall be immediately exercisable and shall have an expiration date of five (5) years from the date of this letter. The Options shall provide that shares of Common Stock may be accepted in full or partial payment upon the exercise thereof. The Warrant shall be immediately exercisable and shall have an expiration date of two (2) years from the date of this letter.

     The Company's obligations hereunder are subject to applicable law and contractual provisions to which it is a party.

     Documentation regarding the certificate representing the Debt Securities, the Options, the Warrant and a General Release for your execution shall be delivered to you no later than fifteen (15) days from the date of your acceptance hereof.

Mr. Jay Jacobson
Corporate and Financial Relations
March __, 1997
Page:3


     If the foregoing accurately sets forth the terms of our agreement, please acknowledge your agreement and willingness to be bound by such terms by signing in the space below.


                              SKY GAMES INTERNATIONAL LTD.



                              By:    /s/ Malcolm Burke
                                 --------------------------------
                              Its:       President
                                  -------------------------------


ACCEPTED and AGREED to
this __ day of ________ 1997



    /s/ Jay Jacobson
---------------------------------------
Jay Jacobson, individually and d/b/a
Corporate and Financial Relations